Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FIRST QUARTER 2018

TOTAL REVENUES INCREASED BY 13.9%

NET INCOME INCREASED BY 50.1%

NET INCOME INCREASED BY 24.7% WHEN ADJUSTED FOR THE NEW TAX LAW

ADJUSTED EBITDA INCREASED BY 22.3%

CALABASAS, Calif., May 8, 2018 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	Total revenues increased by 13.9% to $174.5 million compared to a 6.7% decline in the first quarter of 2017.

•	Net income increased by 50.1%. Net income when adjusted for the new tax law increased by 24.7%.

•	Adjusted EBITDA increased by 22.3%.

•	Private Client Market segment brokerage commissions and transactions increased by 6.3% and 4.2%, respectively. Transaction growth indicates further market share gains in a flat to moderately positive market sales based on preliminary reports.

•	Middle Market and Larger Transaction Market segments combined brokerage commissions and transactions increased by 44.3% and 36.5%, respectively.

Hessam Nadji, President and CEO stated, “We are pleased that our expanded client out-reach, increased business development activities and investments in the Marcus & Millichap platform generated strong first quarter results.” Mr. Nadji continued, “Over the past year, our team demonstrated agility and expertise in helping clients navigate heightened market volatility, culminating in revenue growth of nearly 14% in the first quarter. Our brokerage revenue showed healthy growth in all market segments, including a 6.3% increase in private client revenue. We believe we took additional share in the first quarter, since market sales were flat to modestly higher due to higher interest rates and persistent bid/ask spread.” Mr. Nadji added, “Looking forward, clarity on various aspects of the new tax law should gradually manifest in transactions as investors view the new tax law as favorable toward commercial real estate. This, coupled with steady job growth and still-healthy fundamentals, should counter higher interest rates. Marcus & Millichap is well positioned to deliver best in class service to our clients, grow share and revenues; albeit at a more tempered pace given the sequential improvements we achieved last year starting in the second quarter. Our balance sheet provides strength in the event of an unexpected market disruption and flexibility for strategic acquisitions as we continue to create long-term shareholder value.”

First Quarter 2018 Results Compared to First Quarter 2017

Total revenues for the first quarter of 2018 were $174.5 million compared to $153.2 million for the same period in the prior year, increasing by $21.3 million, or 13.9%. The increase in total revenues was primarily driven by the increase in real estate brokerage commissions, which increased by 16.0% to $162.5 million. This increase in brokerage commissions was primarily due to an increase in sales volume and number of transactions. This increase was partially offset by a decrease in average commission rates due to a higher proportion of transactions from the Larger Transaction Market segment, which generate lower commission rates. The increase in brokerage commissions were partially offset by a slight decrease in financing fees and other revenues.

Total operating expenses for the first quarter of 2018 increased by 12.6% to $151.1 million compared to $134.2 million for the same period in the prior year. The increase was primarily driven by a 13.4% increase in cost of services, which are primarily variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues decreased by 30 basis points to 58.2% compared to the same period in the prior year.

Selling, general and administrative expenses for the first quarter of 2018 increased by 11.2% to $48.1 million compared to the same period in the prior year primarily due to higher costs associated with (i) sales operations support and promotional marketing expenses; (ii) compensation related costs, including salaries and related benefits and management performance compensation; (iii) stock-based compensation expense and (iv) expansion of existing offices.

Net income for the first quarter of 2018 was $18.0 million, or $0.46 per common share (basic and diluted), compared to net income of $12.0 million, or $0.31 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the first quarter of 2018 increased by 22.3% to $27.4 million, compared to adjusted EBITDA of $22.4 million for the same period in the prior year. As of March 31, 2018, the Company had 1,769 investment sales and financing professionals.

Business Outlook

We believe that the Company is positioned to continue to gain market share by leveraging a number of factors, including our leading national brand predominantly within our Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continues to offer long-term growth opportunities with the top ten brokerage firms making up only 25.2% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors likely to influence the Company’s business in 2018 include:

•	Volatility in market sales and investor sentiment driven by:

○	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, rising interest rates, bid-ask spread gap between buyers and sellers and economic trends.

○	Possible boost to investor sentiment and sales activity based on Tax Cuts and Jobs Act, regulatory easing and proposed economic initiatives which are expected to increase real estate demand.

•	Experienced agents’ larger share of revenue production in a more challenging market environment resulting in a higher average commission payout.

•	Volatility in the Company’s Middle and Larger Transaction Market segments.

•	The potential for merger and acquisition activity and subsequent integration.

In addition, the reduction of MMI’s effective corporate tax rate to the 25.5%-26.5% range from nearly 40% in prior years as a result of the enactment of the Tax Cuts and Jobs Act may also affect the Company’s business in 2018. These factors, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual, perspective.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Tuesday, May 8, 2018, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Tuesday, May 22, 2018, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13678069.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of March 31, 2018, the Company had 1,769 investment sales and financial professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 2,085 transactions for the three months ended March 31, 2018, with a sales volume of approximately $9.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2018 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including interpretations of and amendments to the recently enacted Tax Cuts and Jobs Act, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Real estate brokerage commissions	$162,525	$140,137
Financing fees	9,724	10,054
Other revenues	2,292	3,021

Total revenues	174,541	153,212

Operating expenses:
Cost of services	101,649	89,647
Selling, general, and administrative expense	48,053	43,220
Depreciation and amortization expense	1,375	1,297

Total operating expenses	151,077	134,164

Operating income	23,464	19,048
Other income (expense), net	1,209	836
Interest expense	(360)	(382)

Income before provision for income taxes	24,313	19,502
Provision for income taxes	6,302	7,502

Net income	18,011	12,000
Other comprehensive (loss) income:
Unrealized (losses) gains on marketable securities, net of tax of $(164) and $65 for the three months ended March 31, 2018 and 2017, respectively	(492)	47
Foreign currency translation gain (loss), net of tax of $0 for each of the three months ended March 31, 2018 and 2017	39	(2)

Total other comprehensive (loss) income	(453)	45

Comprehensive income	$17,558	$12,045

Earnings per share:
Basic	$0.46	$0.31
Diluted	$0.46	$0.31
Weighted average common shares outstanding:
Basic	39,095	38,948
Diluted	39,250	39,108

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $9.8 billion for the three months ended March 31, 2018, encompassing 2,085 transactions consisting of $7.9 billion for real estate brokerage (1,585 transactions), $1.0 billion for financing (324 transactions) and $0.9 billion in other transactions, including consulting and advisory services (176 transactions). As of March 31, 2018, the Company had 1,678 investment sales professionals and 91 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended March 31,
Real Estate Brokerage	2018	2017
Average Number of Investment Sales Professionals	1,670	1,629
Average Number of Transactions per Investment Sales Professional	0.95	0.91
Average Commission per Transaction	$102,539	$94,115
Average Commission Rate	2.05%	2.16%
Average Transaction Size (in thousands)	$4,994	$4,359
Total Number of Transactions	1,585	1,489
Total Sales Volume (in millions)	$7,915	$6,490

	Three Months Ended March 31,
Financing (1)	2018	2017
Average Number of Financing Professionals	91	100
Average Number of Transactions per Financing Professional	3.56	3.91
Average Fee per Transaction	$29,040	$25,714
Average Fee Rate	0.93%	0.86%
Average Transaction Size (in thousands)	$3,111	$2,990
Total Number of Transactions	324	391
Total Sales Volume (in millions)	$1,008	$1,169

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended March 31,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	245	$162	$6,868	242	$142	$5,994	3	$20	$874
Private Client Market ($1 - $10 million)	1,168	3,559	106,012	1,121	3,398	99,750	47	161	6,262
Middle Market (≥$10 - $20 million)	113	1,605	27,271	88	1,202	19,154	25	403	8,117
Larger Transaction Market (≥$20 million)	59	2,589	22,374	38	1,748	15,239	21	841	7,135

	1,585	$7,915	$162,525	1,489	$6,490	$140,137	96	$1,425	$22,388

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	March 31, 2018 (Unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$199,370	$220,786
Commissions receivable	2,851	9,586
Prepaid expenses	7,432	9,661
Income tax receivable	—	1,308
Marketable securities, available-for-sale	94,826	73,560
Other assets, net	4,624	5,529

Total current assets	309,103	320,430
Prepaid rent	15,193	15,392
Property and equipment, net	17,097	17,153
Marketable securities, available-for-sale	35,573	52,099
Assets held in rabbi trust	8,756	8,787
Deferred tax assets, net	21,054	22,640
Other assets	26,191	23,163

Total assets	$432,967	$459,664

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,482	$9,202
Notes payable to former stockholders	1,035	1,035
Deferred compensation and commissions	26,913	49,180
Income tax payable	3,131	—
Accrued bonuses and other employee related expenses	10,741	23,842

Total current liabilities	48,302	83,259
Deferred compensation and commissions	38,969	49,361
Notes payable to former stockholders	7,651	7,651
Deferred rent and other liabilities	4,636	4,505

Total liabilities	99,558	144,776

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,578,834 and 38,374,011 at March 31, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	90,840	89,877
Stock notes receivable from employees	(4)	(4)
Retained earnings	242,095	224,071
Accumulated other comprehensive income	474	940

Total stockholders’ equity	333,409	314,888

Total liabilities and stockholders’ equity	$432,967	$459,664

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized (losses) gains on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31,
	2018	2017
Net income	$18,011	$12,000
Adjustments:
Interest income and other (1)	(1,228)	(625)
Interest expense	360	382
Provision for income taxes (2)	6,302	7,502
Depreciation and amortization expense	1,375	1,297
Stock-based compensation	2,613	1,866

Adjusted EBITDA(3)	$27,433	$22,422

(1)	Other for the three months ended March 31, 2018 and 2017 includes net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents.
(2)	Provision for income taxes for the three months ended March 31, 2018 was calculated using a revised 21% U.S. federal corporate tax rate due to the enactment of the Tax Cuts and Jobs Act, which reduced the U.S. federal corporate tax rate from 35% to 21%.
(3)	The increase in Adjusted EBITDA for the three months ended March 31, 2018 compared to the same period in the prior year is primarily due to higher total revenues and a lower proportion of operating expenses compared to revenues.

Tax Adjusted Net Income Reconciliation

Due to the enactment of the Tax Cuts and Jobs Act, the U.S. federal statutory corporate tax rate was reduced from 35% to 21% starting in 2018. For the three months ended March 31, 2017, the Company calculated tax adjusted net income using the effective income tax rate for the three months ended March 31, 2018 of 25.92%. The adjustment was made to illustrate what the growth rate would have been had the effective income tax rate been the same in both periods. A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to tax adjusted net income for the three months ended March 31, 2017 is as follows (in thousands):

	Three Months Ended March 31,		Change
	2018	2017	Percentage
Income before provision for income taxes	$24,313	$19,502	24.7%
Provision for income taxes	(6,302)	(7,502)	(16.0)

Net income	$18,011	$12,000	50.1%

Income before provision for income taxes	$24,313	$19,502	24.7%
Provision for income taxes (1)	(6,302)	(5,055)	(24.7)

Tax adjusted net income (1)	$18,011	$14,447	24.7%

(1)	Provision for income taxes for the three months ended March 31, 2017 was calculated using the effective income tax rate of 25.92% for the three months ended March 31, 2018.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values $20 million and above